Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 33-54064, 33-54066, 33-54096, 33- 57746, 333-130167, 33-86654, 33-20801, 333-53487, 333-64714, 333-89071, 333-104412, 333-130162, 333-105930, 333-135683, 333-159908, and 333-159909 and Post-Effective Amendment No. 1 to Registration Statement No. 33-57748 and Post-Effective Amendment No. 1 to Registration Statement No. 333-53485 on Form S-8 of our report dated April 11, 2014, relating to the consolidated financial statements of Boyles Bros. Servicios Tećnicos Geológicos S.A. (Boytec S.A.) and Subsidiaries for the year ended December 31, 2012, appearing in this Annual Report on Form 10-K of Layne Christensen Company for the year ended January 31, 2014.

/s/ Deloitte, Inc.

May 1, 2014

Panama City, Republic of Panama